Exhibit 99.1

CONTACTS:
Lantheus Medical Imaging	Pure Communications
Linda Lennox	Michele Rozen
978-671-8854	617-730-8284

Meara Murphy

978-671-8508

FOR IMMEDIATE RELEASE

Lantheus Medical Imaging and Nordion
Extend Molybdenum-99 Supply Contract through 2015

No. BILLERICA, Mass. (October 22, 2012) — Lantheus Medical Imaging, Inc., a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents, today announced that it has extended its contract with Nordion to supply molybdenum-99 (Mo-99) for use in its TechneLite® (Technetium Tc 99m Generator) generators. Mo-99 is the parent isotope of technetium-99m (Tc-99m), the medical radioisotope most widely used in nuclear medicine diagnostic imaging tests.

“As a leading provider of radioisotope generators, securing the supply of critical isotopes such as Mo-99 is of prime importance to the success of our business,” said Don Kiepert, President and Chief Executive Officer of Lantheus Medical Imaging. “Our amended contract with Nordion further solidifies our globally diversified sourcing of Mo-99, which reinforces our ongoing commitment to provide a stable, balanced and reliable supply to our customers.”

“One of Nordion’s key priorities is providing a continuous supply of medical isotopes to meet the needs of the global medical community, and the extension of our Mo-99 supply contract with Lantheus further advances this objective,” said Steve West, Chief Executive Officer, Nordion. “We value the ongoing relationship with Lantheus and are focused on identifying new isotope sources to provide a stable supply chain for our partners worldwide.”

About Molybdenum-99 and Technetium-99m

Mo-99 is the parent isotope of technetium-99m (Tc-99m), which is the radioisotope most widely used for nuclear medicine diagnostic imaging tests. Tc-99m is a critical component of many medical tests, including scans of the heart, brain, kidneys and some types of tumors. Tc-99m is used in Lantheus Medical Imaging’s TechneLite® generators, which are distributed to hospitals and radiopharmacies as a source of Tc-99m for diagnostic imaging procedures. Tc-99m is also used with Cardiolite® (Kit for the Preparation of Technetium Tc 99m Sestamibi for Injection), the most successful radiopharmaceutical agent, which has been used to image more than 40 million patients.(1) In diagnostic use, Tc-99m is attached to a specific molecule and injected into the patient, where it emits gamma radiation that can be used to produce an image of the region.

About Lantheus Medical Imaging, Inc.
Lantheus Medical Imaging, Inc., a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents, is dedicated to creating and providing pioneering medical imaging solutions to improve the treatment of human disease. The Company’s proven success in the field of diagnostic imaging provides a strong platform from which to bring forward breakthrough new tools for the diagnosis and management of disease. Lantheus imaging products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension, an ultrasound contrast agent for use in patients with suboptimal echocardiograms to opacify the left ventricular chamber and to improve the delineation of the left ventricular endocardial border, ABLAVAR® (gadofosveset trisodium), a first-in-class magnetic resonance agent indicated for the evaluation of aortoiliac occlusive disease in adults with known or suspected peripheral vascular disease, TechneLite® (Technetium Tc99m Generator), Cardiolite® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection), and Thallium 201 (Thallous Chloride Tl 201 Injection). Lantheus has approximately 600 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

About Nordion Inc.

Nordion Inc. (TSX: NDN) (NYSE: NDZ) is a global health science company that provides market-leading products used for the prevention, diagnosis and treatment of disease. We are a leading provider of medical isotopes, targeted therapies and sterilization technologies that benefit the lives of millions of people in more than 60 countries around the world. Our products are used daily by pharmaceutical and biotechnology companies, medical-device manufacturers, hospitals, clinics and research laboratories. Nordion has approximately 500 highly skilled employees in four locations. Find out more at www.nordion.com and follow us at http://twitter.com/NordionInc.

Safe Harbor for Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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References

1.              ©AMR Imaging Market Guides — US (1990-2011). AMR/Arlington Medical Resources, LLC. All rights reserved. Reproduction, distribution, transmission or publication is prohibited. Reprinted with permission.